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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Dataware Technologies, Inc. on Form S-8, with regards to the 1993 Equity Incentive Plan, of our report dated February 12, 1998, except as to the information presented in the second paragraph of Note O, for which the date is March 30, 1998, on our audits of the consolidated financial statements of Dataware Technologies, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


                                              /s/Coopers & Lybrand L.L.P.

                                              Coopers & Lybrand L.L.P.

Boston, Massachusetts
June 12, 1998